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                                   For more information:
                                   Gordon L. Keen, Jr.
                                   William Sanford
                                   Britton H. Murdoch
                                   (610) 687-5253



AIRGAS, INC. TO ACQUIRE NATIONAL DISTRIBUTOR OF INDUSTRIAL PRODUCTS AND COMPLETES ACQUISITION OF ANOTHER GAS DISTRIBUTOR


     RADNOR, Pennsylvania, August 1, 1996 - Airgas, Inc. (NYSE-ARG), announced today that it has signed a letter of intent to acquire Rutland Tool & Supply Co., Inc., a Los Angeles-based distributor of metal working and industrial tools and supplies. In the transaction, which is scheduled to close later in the month, Rutland shareholders will receive approximately $65 million of Airgas common stock in exchange for all of their Rutland stock.

     Rutland, which has annual sales of about $65 million, markets its products through direct mail, catalogs and monthly flyers. Rutland has eleven locations throughout the United States and sells to customers in all 50 states.

     Airgas CEO, Peter McCausland, commented, "We are excited that Rutland Tool will become the second acquisition in our Industrial Distribution Division. Rutland is a fast growing, national direct marketer of industrial tools, MRO supplies and welding and safety equipment that fits in well with our industrial distribution strategy. Rutland's sales have grown at a 22% compounded annual rate over the past four years. There is almost a 100% overlap between Rutland's customer base and Airgas' welding and metal fab market segment. Rutland is led by a strong management team who are excited about joining forces with Airgas."

     In an unrelated transaction, Airgas announced that it has acquired Herring Welding Supply. Herring, based in Dothan, Alabama is a $3 million distributor of industrial, medical and specialty gases, and related products. Herring operates from one additional location in Troy, Alabama and is an add-on acquisition for Post Airgas based in Birmingham, Alabama.

     Since April 1, 1996 Airgas has announced the acquisition of 13 distributors, including Rutland, with annual sales of approximately $186 million. Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America with annual sales in excess of $1.1 billion.

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